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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Samsonite Corporation:

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report includes an explanatory paragraph stating that, as discussed in note 13 to the consolidated financial statements, Samsonite Corporation (the Company) adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, effective February 1, 2006. Also, as discussed in note 15, the Company adopted SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective January 31, 2007.

/s/ KPMG LLP

Denver, Colorado
May 7, 2007

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Consent of Independent Registered Public Accounting Firm